Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 18,370 Filed pursuant to Rule 433 Registration Statement Nos. 333-293641; 333-293641-01 August 28, 2026

Market Linked Securities—Contingent Fixed Return and Fixed Percentage Buffered Downside with Multiplier

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Microsoft Corporation and the Common Stock of NVIDIA Corporation due September 10, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlying stocks	Common stock of Microsoft Corporation (the “MSFT Stock”) and the common stock of NVIDIA Corporation (the “NVDA Stock”)
Pricing date*	August 31, 2026
Original issue date*	September 3, 2026
Face amount	$1,000 per security
Contingent fixed return	At least 8.65% of the face amount ($86.50 per face amount, to be determined on the pricing date)
Maturity payment amount (per security)

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

￭If the ending price of the lowest performing underlying stock is greater than or equal to its threshold price:

$1,000 + contingent fixed return; or

￭If the ending price of the lowest performing underlying stock is less than its threshold price:

$1,000 + [$1,000 × (underlying return of lowest performing underlying stock + buffer amount) × multiplier]

If the ending price of the lowest performing underlying stock is less than its threshold price, you will lose some, and possibly all, of the face amount of your securities at maturity.

Underlying return	For each underlying stock, (ending price - starting price) / (starting price)
Lowest performing underlying stock	The underlying stock with the lowest underlying return
Maturity date*	September 10, 2027
Starting price	For each underlying stock, the stock closing price on the pricing date
Ending price	For each underlying stock, the stock closing price on the calculation day
Multiplier	The “multiplier” will be equal to the starting price divided by the threshold price, or 100% divided by 70%, which is approximately 1.4286.
Threshold price	For each underlying stock, 70% of the starting price
Buffer amount	30%
Calculation day*	September 7, 2027, subject to postponement for non-trading days and certain market disruption events.
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61781DH27
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile***

The lowest performing underlying stock
The securities
Maturity payment amount per security
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Hypothetical contingent fixed return of $86.50
-100%
-80%
-60%
-40%
-30%
-20%
0%
8.65%
20%
40%
60%
80%
100%
Underlying return of the lowest performing underlying stock

***assumes a contingent fixed return of 8.65% of the face amount ($86.50 per face amount, to be determined on the pricing date)

A decline in EITHER of the underlying stocks below its respective threshold price will result in a significant loss of your investment, even if the other underlying stock has appreciated or has not declined as much. You may lose a significant portion or all of your investment.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $961.90, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, tax supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226042401/ms18370_424b2-28428.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement, tax supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, tax supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest, and you will lose some, and possibly all, of the face amount of your securities at maturity if the ending price of the lowest performing underlying stock is less than its respective threshold price.

●Your potential return on the securities is fixed and limited.

●The buffering effect of the multiplier will decrease as the ending price of the lowest performing underlying stock decreases.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the values of the underlying stocks at any time other than the calculation day.

●Investing in the securities is not equivalent to investing in the underlying stocks.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlying Stocks

●You are exposed to the price risk of each underlying stock.

●Because the securities are linked to the performance of the lowest performing underlying stock, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying stock.

●No affiliation with Microsoft Corporation or NVIDIA Corporation

●We may engage in business with or involving Microsoft Corporation or NVIDIA Corporation without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks.

●Historical stock closing prices of the underlying stocks should not be taken as an indication of the future performance of the underlying stocks during the term of the securities.

For more information about the underlying stocks, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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